Exhibit 99.2

One Ridgmar Centre 6500 West Freeway, Suite 800 Fort Worth, Texas 76116 817.989.9000 telephone 817.989.9001 facsimile www.approachresources.com
News Release
Approach Resources Inc.
Announces Mid-Year 2010 Reserves
Liquids-Rich Permian Reserves Increase 27% to 278 Bcfe
Proved Reserve Base 50% Oil & NGLs / 50% Natural Gas
•	Proved reserves increased 27% to 278 Bcfe

•	Proved reserves now 50% oil and NGLs and 50% natural gas

•	Oil and NGLs increased 173% to 23 MMBbls

•	PV-10 increased 115% to $278 million
     Fort Worth, Texas, August 3, 2010 — Approach Resources Inc. (NASDAQ: AREX) today reported mid-year 2010 proved oil and gas reserves of 278.3 Bcfe. Proved reserves grew by 27% from 218.9 Bcfe at year end 2009. Proved oil and NGL reserves grew 173% to 23.1 MMBbls, up from 8.4 MMBbls at year end 2009. Total proved reserves at June 30, 2010, were 50% oil and NGLs and 50% natural gas, compared to 23% oil and NGLs and 77% natural gas at year end 2009. Proved developed reserves grew by 44% to 134.5 Bcfe and now represent 48% of the reserve base, compared to 43% at year end 2009.
     The Company’s increase in proved reserves at June 30, 2010, is primarily due to planned processing upgrades in our largest field in the Permian Basin, Ozona Northeast, after the first quarter of 2011. At that time, our current, wellhead gas purchase contract will have expired and we will begin realizing NGL revenues from the liquids-rich gas stream in Ozona Northeast. Improved pricing for natural gas, oil and NGLs, and planned processing upgrades, well performance and development drilling in Cinco Terry also contributed to the increase in proved reserves at June 30, 2010.
Management’s Comment
     J. Ross Craft, the Company’s President and Chief Executive Officer, commented, “We will begin to realize the processing upgrades from the liquids-rich gas stream in Ozona Northeast with the expiration of our current, wellhead gas purchase agreement in Ozona Northeast after the first quarter of 2011. These future upgrades added approximately 14 MMBbls of NGLs to our proved reserve base at mid-year 2010. Further, we expect the sale of higher-value NGLs to enhance the economics of our development program in Ozona Northeast and support future growth in the area. Also, during the first half of 2010, we executed a successful drilling program, particularly in Cinco Terry where we were able to increase reserves by over 11%. Combined, the future sale of NGLs in Ozona Northeast, improved price environment and our successful drilling program in Cinco Terry drove our increase in proved reserves and PV-10, and rebalanced our reserves between liquids and natural gas without additional capital expenditures. We believe that now, more than ever, our proved reserves and deep inventory of repeatable, multi-pay drilling locations put us in an exceptional position to increase long-term value for our stockholders.”
Mid-Year 2010 Proved Reserves and PV-10
     The following table is a summary of our estimated proved reserves at June 30, 2010, compared to proved reserves at year end 2009. We determined the natural gas equivalent of oil and NGLs by using a conversion ratio of six Mcf of natural gas to one Bbl of oil or NGLs.

	June 30, 2010				December 31, 2009
	Natural Gas	Oil	NGLs	Total	Natural Gas	Oil	NGLs	Total	Percent
	(MMcf)	(MBbls)	(MBbls)	(MMcfe)	(MMcf)	(MBbls)	(MBbls)	(MMcfe)	Change
Ozona Northeast	96,638	1,597	13,450	186,921	126,615	1,359	—	134,767	39%
Cinco Terry	28,250	2,995	5,017	76,321	26,235	2,979	4,094	68,677	11%
North Bald Prairie	15,009	—	—	15,009	15,484	—	—	15,484	(3)%

Total	139,897	4,592	18,467	278,251	168,334	4,338	4,094	218,928	27%

     At June 30, 2010, 95% of the Company’s proved reserves were located in our core operating area in the Permian Basin. Mid-year 2010 proved reserves in Ozona Northeast increased 39% to 186.9 Bcfe from year-end 2009 proved reserves of 134.8 Bcfe. Mid-year 2010 proved reserves in Cinco Terry increased 11% to 76.3 Bcfe from year-end 2009 proved reserves of 68.7 Bcfe.
     The standardized measure of discounted future net cash flows for our proved reserves at June 30, 2010, was $180.3 million. The PV-10, or pre-tax present value of our proved reserves discounted at 10%, increased $148.9 million, or 115%, to $277.8 million, compared to $128.9 million at year end 2009. PV-10 is a non-GAAP measure. See “Supplemental Non-GAAP Measures” below for our definition of PV-10 and a reconciliation to the standardized measure (GAAP).
     Estimates of proved reserves at June 30, 2010, were prepared by the independent engineering firm DeGolyer and MacNaughton. Estimates of the PV-10 of our proved reserves were prepared by the Company’s reservoir engineers. Estimates of proved reserves and PV-10 were calculated using $4.09 per MMBtu of natural gas, $75.99 per Bbl of oil and $36.12 per Bbl of NGLs.
Ozona Northeast
     In Ozona Northeast, we primarily target the Canyon Sands formation. We have an approximate 100% working interest and 80% net revenue interest across the field. On average, our current gross estimated ultimate recovery (“EUR”) per typical Canyon well is 500 MMcfe, or 400 MMcfe net, comprised of 95% natural gas and

5% oil. After the first quarter of 2011, we will begin to realize the benefits of processing the wet gas stream in Ozona Northeast, which has a heating value of 1,250 Btu/cf when processed. We expect the net EUR per typical Canyon well to increase 25% to approximately 500 MMcfe, comprised of 44% NGLs, 6% oil and 50% natural gas, which reflects the process of shrinking the natural gas production and recovering the NGLs.
Finding and Development Costs
     Preliminary, unaudited estimates of costs incurred during the first six months of 2010 totaled $29.3 million, and included $28 million for exploration and development drilling and $1.3 million for property acquisitions. Based on total costs incurred during the first six months of 2010 of $29.3 million and total proved reserve additions of 63.5 Bcfe, all-in finding and development (“F&D”) costs were $0.46 per Mcfe. F&D cost is a non-GAAP measure. See “Supplemental Non-GAAP Measures” below for our definition of F&D costs and a reconciliation to the information required by ASC 932-235.
Forward-Looking Statements and Cautionary Statements
     This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements are typically identified by the use of terms such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate” and similar words, although some forward-looking statements may be expressed differently. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expiration of the Company’s gas purchasing contract for Ozona Northeast, the benefits of processing upgrades, estimated proved reserves and expected ultimate recoveries. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission (“SEC”). Our SEC filings are available on our website at www.approachresources.com. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
     The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms, and price and cost sensitivities for such reserves, and prohibits disclosure of resources that do not constitute such reserves. The Company uses the terms “estimated ultimate recovery,” “EUR,” reserve “potential,” “upside” or other descriptions of volumes of reserves potentially recoverable through additional drilling or recovery techniques that the SEC’s rules may prohibit the Company from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized by the Company.
     Information in this release regarding the standardized measure and costs incurred for oil and gas properties is unaudited. Final and audited results will be provided in our annual report on Form 10-K for the year ended December 31, 2010, to be filed on or before March 16, 2011.
About Approach Resources Inc.
     Approach Resources Inc. is an independent energy company engaged in the exploration, development, production and acquisition of natural gas and oil properties in the United States. The Company operates or has interests in Texas, Kentucky and New Mexico. For more information about the Company, please visit www.approachresources.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.
Supplemental Non-GAAP Measures
     This release contains certain financial measures that are non-GAAP measures. We have provided reconciliations within this release of the non-GAAP financial measures to the most directly comparable GAAP financial measures. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, measures of financial performance prepared in accordance with GAAP that are presented in this release.
PV-10
     The present value of our proved reserves, discounted at 10% (“PV-10”), was estimated at $277.8 million at June 30, 2010, and was calculated based on the first-of-the-month, twelve-month average prices for natural gas, oil and NGLs, or $4.09 per MMBtu of natural gas, $75.99 per Bbl of oil and $36.12 per Bbl of NGLs, respectively.
     PV-10 is our estimate of the present value of future net revenues from proved oil and gas reserves after deducting estimated production and ad valorem taxes, future capital costs and operating expenses, but before deducting any estimates of future income taxes. The estimated future net revenues are discounted at an annual rate of 10% to determine their “present value.” We believe PV-10 to be an important measure for evaluating the relative significance of our oil and gas properties and that the presentation of the non-GAAP financial measure of PV-10 provides useful information to investors because it is widely used by professional analysts and investors in evaluating oil and gas companies. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, we believe the use of a pre-tax measure is valuable for evaluating the Company. We believe that PV-10 is a financial measure routinely used and calculated similarly by other companies in the oil and gas industry.
     The following table reconciles PV-10 to our standardized measure of discounted future net cash flows, the most directly comparable measure calculated and presented in accordance with GAAP. PV-10 should not be considered as an alternative to the standardized measure as computed under GAAP.

As of June 30,
(in thousands)	2010
PV-10	$277,793
Less income taxes:
Undiscounted future income taxes	(235,984)
10% discount factor	138,459

Future discounted income taxes	(97,525)
Standardized measure of discounted future net cash flows	$180,268

Finding and Development Costs
     All-in finding and development (“F&D”) costs are calculated by dividing the sum of property acquisition costs, exploration costs and development costs for the period by the total of reserve extensions, discoveries and all revisions for the period.
     We believe that providing the above measures of F&D cost is useful to assist in an evaluation of how much it costs the Company, on a per Mcfe basis, to add proved reserves. However, these measures are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our previous SEC filings and to be included in our annual report on Form 10-K to be filed with the SEC on or before March 16, 2011. Due to various factors, including timing differences, F&D costs do not necessarily reflect precisely the costs associated with particular reserves. For example, exploration costs may be recorded in periods before the periods in which related increases in reserves are recorded, and development costs may be recorded in periods after the periods in which related increases in reserves are recorded. In addition, changes in commodity prices can affect the magnitude of recorded increases (or decreases) in reserves independent of the related costs of such increases. Further, all-in F&D costs at June 30, 2010, are materially lower than the Company’s historical, all-in F&D costs due to the increase in proved reserves resulting from future processing of NGLs in Ozona Northeast at no additional capital cost.
     As a result of the above factors and various factors that could materially affect the timing and amounts of future increases in reserves and the timing and amounts of future costs, including factors disclosed in our filings with the SEC, we cannot assure you that the Company’s future F&D costs will not differ materially from those set forth above. Further, the methods used by us to calculate F&D costs may differ significantly from methods used by other companies to compute similar measures. As a result, our F&D costs may not be comparable to similar measures provided by other companies.

     The following table reconciles our estimated F&D costs for the six months ended June 30, 2010, to the information required by paragraphs 11 and 21 of ASC 932-235:

Cost summary (in thousands)
Property acquisition costs
Unproved properties	$1,231
Proved properties	19
Exploration costs	1,920
Development costs	26,089

Total costs incurred	$29,259

Reserve summary (MMcfe)
Balance — December 31, 2009	218,928
Extensions and discoveries	1,867
Purchases of minerals in place	—
Production	(4,212)
Revisions to previous estimates
NGL recovery-related revisions	54,182
Price-related revisions	6,240
Performance-related revisions	1,246

Total revisions to previous estimates	61,668

Balance — June 30, 2010	278,251

Finding and development costs ($/Mcfe)
All-in F&D cost, including revisions	$0.46
Glossary:
Bbl. One stock tank barrel, of 42 U.S. gallons liquid volume, used in reference to oil, condensate or NGLs.
Bcfe. Billion cubic feet of natural gas equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of oil, condensate or NGLs.
GAAP. Generally accepted accounting principles in the United States.
MBbl. Thousand barrels of oil, condensate or NGLs.
Mcf. Thousand cubic feet of natural gas.
Mcfe. Thousand cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of oil, condensate or NGLs.
MMBbl. Million barrels of oil, condensate or NGLs.
MMcf. Million cubic feet of natural gas.
MMcfe. Million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of oil, condensate or NGLs.
NGLs. Natural gas liquids.

Contact:
Megan P. Brown, Investor Relations and Corporate Communications
Approach Resources Inc.
817.989.9000
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